UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Chemomab Therapeutics Ltd.

(Name of Registrant as Specified In Its
Charter)

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other than the Registrant)

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[January 5], 2022

Dear Shareholder,

You are cordially invited to attend a special general meeting of the shareholders (the “Special Meeting”) of Chemomab Therapeutics Ltd. (“we,” “Chemomab,” the “Company” or “our company”) to be held at 4:30 p.m., local time, on [February 10], 2022, at Meitar | Law Offices, located at 16 Abba Hillel Road, 10th floor, Ramat Gan 5250608, Israel.

At the Special Meeting, shareholders will vote on the matters listed in the enclosed Notice of Special General Meeting of Shareholders. We look forward to greeting personally those shareholders who are able to be present at the Special Meeting; however, whether or not you plan to attend in person, it is important that your shares be represented. Holders of our American Depositary Shares (“ADSs”) will receive voting instruction cards either electronically or by physical mail, depending on the delivery instructions such holder has provided to its bank or broker. Please promptly vote your shares by marking, signing, dating and returning the voting instruction card in the enclosed envelope or by submitting your voting instructions online or by phone (if permitted to do so, as described in the voting instruction card that you receive).

Your vote is important, whether or not you attend the meeting in person. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting. If you decide to attend the meeting and vote in person, your proxy may be revoked at your request.

Thank you for your cooperation and continued support.

Sincerely,

/s/ [Neil Cohen]
[Neil Cohen]
[Director, Chairperson of Nominating and Governance Committee]

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON [FEBRUARY 10], 2022

To the Shareholders of Chemomab Therapeutics Ltd.:

The Special General Meeting of Shareholders of Chemomab Therapeutics Ltd. will be held at the following time, date and place for the following purpose:

TIME:	4:30 p.m. local time

DATE:	[February 10], 2022

PLACE:	Meitar | Law Offices, located at 16 Abba Hillel Road, 10th floor, Ramat Gan 5250608, Israel

PURPOSE:

The agenda for the Special General Meeting is as follows:

•	Approval of the appointment of Dr. Dale Pfost, Chief Executive Officer and Class III director of the Company, to the position of Chairman of the Board of Directors of the Company.

The foregoing proposal is described more fully in the enclosed proxy statement, which we urge you to read in its entirety.

The affirmative vote of the holders of a majority of the voting power represented at the Special Meeting in person or by proxy and voting thereon is necessary for the approval of the proposal.

Additionally, the approval of the proposal is subject to the fulfillment of one of the following additional voting requirements:

(i)
approval by a majority of the ordinary shares or ADSs held and voted at the Special Meeting by non-controlling shareholders who do not have a conflict of interest (referred to under the Israeli Companies Law, 5759-1999 (the “Companies Law) as a “personal interest”) in the approval of the proposal, excluding abstentions; or

(ii)
the total number of shares held by non-controlling, disinterested shareholders (as described in the previous bullet-point) and voted against the proposal, does not exceed two percent (2%) of the aggregate voting rights in the Company.

In connection with the proposal, the Companies Law allows the board of directors of a company to approve such proposal even if the general meeting of shareholders has voted against its approval, provided that the company’s compensation committee, and thereafter its board of directors, each determines to approve it, based on detailed arguments, and after having reconsidered the matter and concluded that such action is in the best interest of the company.

A “controlling shareholder” is defined as any shareholder that has the ability to direct the company’s activities (other than by means of being a director or other office holder (as defined in the Companies Law) of the company). Two or more persons holding voting rights in the company, each of whom has a personal interest in the approval of the transaction being brought for approval of the company, will be considered to be joint holders. A person is presumed to be a controlling shareholder if he, she or it holds or controls, by himself, herself or itself, or together with others, one-half or more of any one of the “means of control” of the company. For certain matters, including with respect to the proposal at the Special Meeting, a person who holds 25% or more of the voting rights in the general meeting of the company will be deemed a controlling shareholder if there is no other person who holds more than 50% of the voting rights in the company. “Means of control” is defined as any one of the following: (i) the right to vote at a general meeting of the company, or (ii) the right to appoint directors of the company or its chief executive officer.

A “personal interest” of a shareholder in an action or transaction of a company includes (i) a personal interest of any of the shareholder’s relative (i.e. spouse, brother or sister, parent, grandparent, child as well as child, brother, sister or parent of such shareholder’s spouse or the spouse of any of the above) or an interest of a company with respect to which the shareholder or the shareholder’s relative (as detailed above) holds 5% or more of such company’s issued shares or voting rights, in which any such person has the right to appoint a director or the chief executive officer or in which any such person serves as a director or the chief executive officer, including the personal interest of a person voting pursuant to a proxy whether or not the proxy grantor has a personal interest; and (ii) excludes an interest arising solely from the ownership of ordinary shares or ADSs of the company.

Shareholders of record at the close of business on [January 4], 2022 are entitled to vote at the Special Meeting. A list of shareholders of record will be available at the Special Meeting and, during the 10 days prior to the Special Meeting, at the office of our Corporate Secretary at our registered office in Israel, Kiryat Atidim, Building 7, Tel Aviv, 6158002, Israel.

Please sign, date and promptly return the enclosed voting instruction card or proxy card in the enclosed envelope or submit your voting instructions online or by phone (if permitted to do so, as described in the voting instruction card that you receive) so that your shares will be represented whether or not you attend the Special Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ [Neil Cohen]
[Neil Cohen]
[Director, Chairperson of Nominating and Governance Committee]

[January 5], 2022

- ii -

CHEMOMAB THERAPEUTICS LTD.
Kiryat Atidim, Building 7
Tel Aviv, Israel 6158002
+972-77-331-0156

PROXY STATEMENT FOR CHEMOMAB THERAPEUTICS LTD.
SPECIAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON [FEBRUARY 10], 2022

GENERAL INFORMATION ABOUT THE SPECIAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the board of directors of Chemomab Therapeutics Ltd., a company organized under the laws of the State of Israel (“we,” the “Company,” “our company” or “Chemomab”) is soliciting your proxy to vote at the Special General Meeting of Shareholders (the “Special Meeting”) and any adjournments of the Special Meeting to be held at 4:30 p.m., local time, on [February 10], 2022 at Meitar | Law Offices, located at 16 Abba Hillel Road, 10th floor, Ramat Gan 5250608, Israel. This proxy statement, along with the accompanying Notice of Special General Meeting of Shareholders, summarizes the purpose of the Special Meeting and the information you need to know to vote at the Special Meeting. We anticipate that on or about [January 10], 2022, we will begin sending this proxy statement, the attached Notice of Special Meeting and the form of proxy enclosed to all shareholders entitled to vote at the Special Meeting.

Who Can Vote?

Only holders of record of ordinary shares or ADSs representing the Company’s ordinary shares (collectively, the “Shares”) on [January 4], 2022 (the “record date”) are entitled to vote at the Special Meeting.

You do not need to attend the Special Meeting to vote your Shares. Shares represented by valid proxies, received in time for the Special Meeting and not revoked prior to the Special Meeting, will be voted at the Special Meeting.

How Many Votes Do I Have?

Each ordinary share that you own entitles you to one vote. Each ADS represents twenty (20) of our ordinary shares.

How Do I Vote?

Whether you plan to attend the Special Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the Special Meeting. If your Shares are registered directly in your name through our transfer agent, or you have share certificates, you may vote:

•
By mail. Complete, date, sign and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your Shares voted, they will be voted as recommended by our board of directors.

•	In person at the meeting. If you attend the Special Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Special Meeting.

If your ADSs are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your Shares and can generally do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to instruct them to vote your Shares.

•	By Phone and/or Online.

•
Beneficial Holders can complete and submit voting instructions online at www.ProxyVote.com, in accordance with the instructions provided on the voting instruction card that you receive, or by calling 1-800-454-8683.

•	Registered Holders can complete and submit voting instructions online at www.proxypush.com/CMMB in accordance with the instructions on the voting instruction card you receive.

•
In person at the Special Meeting. Contact the broker or other nominee who holds your Shares to obtain a broker’s proxy card and bring it with you to the Special Meeting. You will not be able to vote at the Special Meeting unless you have a proxy card from your broker.

What am I Voting On?

You are voting on:

•	the approval of the appointment of Dr. Dale Pfost, Chief Executive Officer and Class III director of the Company, to the position of Chairman of the Board of Directors of the Company.

Our board of directors reserves the right to elect not to proceed with and to abandon the foregoing proposal if it determines, in its sole discretion, that the proposal is no longer in the best interests of the shareholders.

How does the Board of Directors Recommend that I Vote at the Special Meeting?

The board of directors recommends that you vote as follows:

•	“FOR” the proposal to approve the appointment of Dr. Dale Pfost, Chief Executive Officer and Class III director of the Company, to the position of Chairman of the Board of Directors of the Company.

If any other matter is properly presented at the Special Meeting or any adjournment, the proxy card provides that your Shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Special Meeting, other than those discussed in this proxy statement.

What Constitutes a Quorum for the Special Meeting?

Due to the Nasdaq listing rules applicable to our Company, the holders of at least 33 1/3% of the ordinary shares outstanding as of the record date must be present at the meeting in person or represented by proxy to hold the meeting and conduct business. Once a quorum is established at a meeting, it shall not be broken by the withdrawal of enough votes to leave less than a quorum. Shares held by shareholders of record who are present at the meeting in person or by proxy are counted for purposes of determining whether a quorum exists. Abstentions and “broker non-votes” are also counted as present and entitled to vote for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What are the Voting Requirements to Approve the Proposals?

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve the appointment of Dr. Dale Pfost, Chief Executive Officer and Class III director of the Company, to the position of Chairman of the Board of Directors of the Company.

The affirmative vote of a majority of our ordinary shares or ADSs present at the Special Meeting, in person or by proxy, and voting on the matter, is required to approve the proposal described above, provided that, in addition to such majority vote, either (i) a majority of the shares of shareholders present and voting who are not controlling shareholders and do not have a conflict of interest (referred to as a “personal interest” under the Companies Law) in the approval of the proposal, excluding abstentions, are voted in favor of the proposal; or (ii) the total number of shares held by the shareholders mentioned in clause (i) above that are voted against the proposal does not exceed two percent (2%) of the aggregate voting rights in the Company.

A “controlling shareholder” is defined as any shareholder that has the ability to direct the company’s activities (other than by means of being a director or other office holder (as defined in the Companies Law) of the company. Two or more persons holding voting rights in the company each of which has a personal interest in the approval of the transaction being brought for approval of the company will be considered to be joint holders. A person is presumed to be a controlling shareholder if it holds or controls, by himself or together with others, one half or more of any one of the “means of control” of the company, although for certain matters, including with respect to Proposal 1, a person who holds 25% or more of the voting rights in the general meeting of the company if there is no other person who holds more than 50% of the voting rights in the company will be deemed a controlling shareholder “Means of control” is defined as any one of the following: (i) the right to vote at a general meeting of the company, or (ii) the right to appoint directors of the company or its chief executive officer.

A “personal interest” of a shareholder in an action or transaction of a company includes (i) a personal interest of any of the shareholder’s relative (i.e. spouse, brother or sister, parent, grandparent, child as well as child, brother, sister or parent of such shareholder’s spouse or the spouse of any of the above) or an interest of a company with respect to which the shareholder or the shareholder’s relative (as detailed above) holds 5% or more of such company’s issued shares or voting rights, in which any such person has the right to appoint a director or the chief executive officer or in which any such person serves as a director or the chief executive officer, including the personal interest of a person voting pursuant to a proxy whether or not the proxy grantor has a personal interest; and (ii) excludes an interest arising solely from the ownership of ordinary shares or ADSs of the company.

The Companies Law requires that each shareholder voting on the proposed resolution indicate whether or not the shareholder is a controlling shareholder or has a personal interest in the proposed resolution. Otherwise, the votes of such shareholder will not be counted.

The proxy card or voting instruction card includes Item 1A, under which you should mark “YES” in order to confirm that you are not a controlling shareholder and do not have a personal interest in the approval of the proposal. In the alternative, if you believe that you are a controlling shareholder or have such a personal interest in the approval of the proposal, you should mark the box “NO” in Item 1A when you mark your vote with respect to the proposal. If you do not mark any box in Item 1A, your vote will not be counted on the proposal. If you are unsure whether you are a controlling shareholder or have a personal interest in the proposal, please contact the Company’s Chief Financial Officer, Donald Marvin, at donald@chemomab.com, or, if you hold your ADSs in “street name,” you may also contact the representative managing your account, who would then contact us on your behalf.

How are My Votes Cast when I Sign and Return a Voting Instruction Card or Proxy Card?

When you sign and submit a voting instruction card, you instruct your broker (or nominee that holds your ADSs of record) to vote your ADSs in a certain manner. When you sign a proxy card, you appoint Mr. Donald Marvin, our Executive V.P., Chief Financial Officer and Chief Operating Officer, and Sigal Fattal, senior consultant to Mr. Marvin, as your representatives at the Special Meeting. Your broker (or other nominee), in the case of ADSs held in street name, or Mr. Marvin and Ms. Fattal, in the case of Shares held by record shareholders, will ensure that your Shares are voted at the Special Meeting as you have instructed them on the voting instruction card or proxy card (as applicable). Each of such persons may appoint a substitute for himself.

Even if you plan to attend the Special Meeting, it is a good idea to complete, sign and return your voting instruction card or proxy card in advance of the Special Meeting in case your plans change. This way, your Shares will be voted by you whether or not you actually attend the Special Meeting.

May I Revoke My Proxy?

Shareholders may revoke the authority granted by their execution of proxies before the effective exercise thereof by filing with the Company a written notice of revocation or duly executed proxy bearing a later date, or by voting in person at the Special Meeting. However, if a shareholder attends the Special Meeting and does not elect to vote in person, his or her proxy will not be revoked. Unless otherwise indicated on the form of proxy, if a proxy is properly executed and received by the Company prior to the Special Meeting, Shares represented by the proxy will be voted in favor of the matter to be presented to the Special Meeting, as described above.

Can my broker vote my Shares for me?

A broker “non-vote” occurs when a broker or nominee holding Shares for a beneficial owner does not vote on a particular matter because the matter is not routine and such broker or nominee does not have the discretionary voting authority to vote the Shares for which it is the holder of record with respect to a particular matter at the Special Meeting and such broker or nominee has not received instructions from the beneficial owner. Broker “non-votes,” and Shares as to which proxy authority has been withheld with respect to any matter, are generally not deemed to be entitled to vote for purposes of determining whether a majority of the shareholders have voted in favor of a particular proposal.

What if I Receive More than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold Shares in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your Shares are voted.

What if I do not Vote for the Matters Listed on My Proxy Card?

On all matters considered at the Special Meeting, abstentions of a holder of Shares will be treated as neither a vote “for” nor a vote “against” the matter, although they will be counted in determining if a quorum is present.

Will My Shares be Voted if I do not Return My Proxy Card and do not Attend the Special Meeting?

If your Shares are registered in your name or if you have share certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”.

If your Shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your Shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your Shares on certain routine matters scheduled to come before the meeting even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your Shares will be voted at the meeting in the manner you desire.

Is Voting Confidential?

Yes. Only the inspector of elections and our employees who have been assigned the responsibility for overseeing the legal aspects of the Special Meeting, will have access to your proxy card. The inspector of elections will tabulate and certify the vote. Any comments written on the proxy card will remain confidential unless you ask that your name be disclosed.

What are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our officers, directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

Could other Matters be Decided at the Special Meeting?

We do not know of any other matters that will be considered at the Special Meeting. If any other matters arise at the Special Meeting at or by the direction of the board of directors, the proxies will be voted at the discretion of the proxy holders.

What Happens if the Special Meeting is Postponed or Adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What are the Implications of the Company being an Emerging Growth Company and a Smaller Reporting Company?

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As an emerging growth company and a smaller reporting company, we provide in this proxy statement the scaled disclosure permitted under the JOBS Act and otherwise as applicable to smaller reporting companies. In addition, as an emerging growth company, we are not required to conduct votes seeking shareholder approval on an advisory basis of (1) the compensation of our “named executive officers” or the frequency with which such votes must be conducted or (2) compensation arrangements and understandings in connection with merger transactions, known as “golden parachute” arrangements.

COMPANY BACKGROUND

Company Overview

Chemomab is a clinical-stage biotech company discovering and developing innovative therapeutics for conditions with high unmet medical need that involve inflammation and fibrosis.

Chemomab has pioneered the therapeutic targeting of CCL24, a chemokine that promotes various types of cellular processes that regulate inflammatory and fibrotic activities through the CCR3 receptor. The chemokine is expressed in various types of cells, including immune cells, endothelial cells and epithelial cells. We have developed a novel CCL24 inhibiting product candidate with dual anti-fibrotic and anti-inflammatory activity that modulates the complex interplays of both of these inflammatory and fibrotic mechanisms that drive abnormal states of fibrosis and clinical fibrotic diseases. This innovative approach is being developed for difficult to treat rare diseases, also known as orphan indications or diseases, such as primary sclerosing cholangitis, or PSC and systemic sclerosis, or SSc, for which patients have no established disease modifying standard of care treatment options.

CM-101, the Company’s lead clinical product candidate, is a first-in-class humanized monoclonal antibody that hinders the basic function of the soluble chemokine CCL24, also known as eotaxin-2, as a regulator of major inflammatory and fibrotic pathways. We have demonstrated that CM-101 interferes with the underlying biology of inflammation and fibrosis through a novel and differentiated mechanism of action. Based on these findings, Chemomab is actively advancing CM-101 into Phase 2 clinical studies directed toward three distinct clinical indications including patients with liver, skin, and/or lung fibrosis. We have completed two Phase 1a clinical studies at varying doses using different administration methods, as well as a Phase 1b safety, tolerability and proof-of-mechanism clinical study of CM-101 in non-alcoholic fatty liver disease, or NAFLD, patients. We are currently conducting a Phase 2a clinical study in PSC, a rare obstructive and cholestatic liver disease, The study is actively recruiting patients in the United Kingdom and Israel and is being expanded to additional territories with significant recruitment potential. In addition, we are planning a Phase 2 study in SSc, expected to initiate early next year, which is a rare autoimmune rheumatic disease characterized by accumulation of collagen, resulting in fibrosis in multiple tissues. Although our primary focus relates to these two rare indications, an additional Phase 2a clinical study is currently enrolling patients and is focused on expanding the understanding of CM-101 in non-alcoholic steatohepatitis, or NASH. This trial will provide important safety and PK data designed to support the development of CM-101 subcutaneous formulation.

Fibrosis is the abnormal and excessive accumulation of collagen and extracellular matrix, the non-cellular component in all tissues and organs, that provide structural and biochemical support to surrounding cells. When present in excessive amounts, collagen and extracellular matrix lead to scarring and thickening of connective tissues, affecting tissue properties and potentially leading to organ failure. Fibrosis can occur in many different tissues, including lung, liver, kidney, muscle, skin, and the gastrointestinal tract, resulting in a wide array of progressive fibrotic conditions. Fibrosis and inflammation are intrinsically linked. While a healthy inflammatory response is necessary for efficient tissue repair, after injury, an excessive, uncontrolled inflammatory response can lead to tissue fibrosis.

Recent Developments

Appointment of New Executive Officers

On October 25, 2021, the shareholders of the Company approved Dr. Dale Pfost’s appointment as Chief Executive Officer of the Company. Simultaneous with the approval of Dr. Pfost’s service as the Company’s Chief Executive Officer, he commenced his term as a Class III Director. Dr. Pfost will not be compensated for his service as a Class III director of the Company. Following the commencement of Dr. Pfost’s service as Chief Executive Officer, Dr. Adi Mor ceased her service as the Company’s Chief Executive Officer but continues to serve in her role as Chief Scientific Officer of the Company and a member of the board of directors.

Additionally, on November 4, 2021, the Company’s board of directors approved the appointment of Mr. Donald Marvin as the Company’s Chief Financial Officer, Executive Vice President and Chief Operating Officer. Following the commencement of Mr. Marvin’s service as Chief Financial Officer, Ms. Sigal Fattal ceased her service as the Company’s Chief Financial Officer but continues to serve the Company in her capacity as a senior consultant to Donald Marvin.

Shelf Registration Statement and ATM Offering

On April 30, 2021, we filed a shelf registration statement on Form S-3 with the SEC (File No. 333-255658) for the issuance and sale by us of up to $200,000,000 of our ordinary shares, ADSs, debt securities, warrants and units comprising any combination of the foregoing securities (the “Shelf Registration Statement”). On the same date, we entered into a sales agreement with Cantor Fitzgerald & Co. (“Sales Agreement” and “Cantor”, respectively), pursuant to which we may offer and sell, from time to time, at our option, through or to Cantor, up to an aggregate of $75,000,000 of our ADSs. Any ADSs to be offered and sold under the Sales Agreement will be issued and sold pursuant to the Shelf Registration Statement, by methods deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or if specified by us, by any other method permitted by law. As of September 30, 2021, we had sold an aggregate of 699,806 ADSs pursuant to the Sales Agreement for total gross proceeds of approximately $15.9 million.

Merger Transaction with Chemomab Ltd.

On March 16, 2021, we consummated a merger (the “Merger”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated December 14, 2020, by and among us (formerly known as Anchiano Therapeutics Ltd.), CMB Acquisition Ltd., an Israeli limited company and our wholly owned subsidiary (the “Merger Sub”), and Chemomab Ltd., an Israeli limited company. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Chemomab Ltd., with Chemomab Ltd. surviving the Merger as our wholly owned subsidiary. In connection with the Merger, on March 16, 2021, we changed our name from Anchiano Therapeutics Ltd. to Chemomab Therapeutics Ltd.

In connection with the Merger, on March 15, 2021, we entered into Securities Purchase Agreements with certain purchasers, pursuant to which we agreed to sell approximately $45.5 million of our ADSs in a private placement transaction, or the Private Placement. The Private Placement closed on March 22, 2021, at which time we sold to the purchasers 2,619,270 ADSs together with warrants to purchase up to 261,929 ADSs at an exercise price of $17.35 per ADS. The warrants will expire five years from the date of issuance, and if exercised in full, will provide proceeds of approximately $4.5 million.

Impact of COVID-19

Since January 2020, the COVID-19 outbreak has dramatically expanded into a worldwide pandemic, creating macro-economic uncertainty and disruption in the business and financial markets. Many countries around the world, including Israel, have been taking measures designated to limit the continued spread of the coronavirus, including the closure of workplaces, restricting travel, prohibiting assembling, closing international borders and quarantining populated areas. Our clinical trial sites have been affected by the COVID-19 pandemic, and as a result, commencement of the enrollment in our clinical trials of CM-101 in PSC was delayed, and the enrollment rate has been affected as well. As a result, we expanded our patient recruiting efforts to additional territories. In addition, after enrollment in these trials, patients might still drop out because of possible COVID-19 implications.

Based on management’s assessment, the extent to which the coronavirus will further impact our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact. We are carefully monitoring the restrictions due to the COVID-19 pandemic and will adjust activities accordingly.

Corporate Information

We were incorporated on September 22, 2011 under the laws of the State of Israel. In March 2021, in connection with the Merger, we changed our name from Anchiano Therapeutics Ltd. to Chemomab Therapeutics Ltd. Our principal executive offices are located at Kiryat Atidim, Building 7, Tel Aviv, Israel 6158002, and our phone number is +972-77-331-0156. Our website is: www.chemomab.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our website address as an inactive textual reference only.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth information, as of [January 4], 2022, regarding beneficial ownership of our ordinary shares (including ordinary shares represented by ADSs):

•	each person who is known by us to own beneficially more than 5% of our ordinary shares;
•	each director;
•	each executive officer; and
•	all of our directors and executive officers collectively.

The percentages of ordinary shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security.

Unless otherwise noted, the address of each director and current and former executive officer of Chemomab is Kiryat Atidim, Building 7, Tel Aviv, Israel 6158002.

Total
	Beneficial	Percentage of
	Ownership	Ordinary
	(American	Shares
	Depositary	Beneficially
NAME OF BENEFICIAL OWNER	Shares)	Owned*
5% and Greater Shareholders
OrbiMed Israel Partners Limited Partnership(1)	[●]	[●]	%
The Centillion Fund(2)	[●]	[●]	%
Rivendell Investments 2017-9(3)	[●]	[●]	%
Kobi George(4)	[●]	[●]	%
Apeiron group(5)	[●]	[●]	%

Total
	Beneficial	Percentage of
	Ownership	Ordinary
	(American	Shares
	Depositary	Beneficially
NAME OF BENEFICIAL OWNER	Shares)	Owned*
Directors and Executive Officers
Adi Mor(6)	[●]	[●]	%
Neil Cohen(7)	[●]	[●]	%
Nissim Darvish(8)	[●]	[●]	%
Joel Maryles (9)	[●]	[●]	%
Alan Moses (10)	[●]	[●]	%
Claude Nicaise (11)	[●]	[●]	%
Dale Pfost (12)	[●]	[●]	%
Donald Marvin (13)	[●]	[●]	%
Arnon Aharon (14)	[●]	[●]
All current executive officers and directors as a group (9 persons)	[●]	[●]	%

* Percentage ownership based on [__________] ADSs outstanding as of [January 4], 2022.

(1) Represents [2,578,174] ADSs, representing [51,563,480] ordinary shares, held by OrbiMed Israel Partners Limited Partnership, or OIP and [28,817] ADSs, representing [576,340] Ordinary Shares, issuable upon the exercise of warrants to purchase ADSs. The percentage is calculated based upon [11,397,803] ADSs outstanding, representing [227,956,060] Ordinary Shares, and giving effect to the additional [28,817] ADSs, representing [576,340] Ordinary Shares, that would be outstanding following the exercise of the warrants held by OIP. OIP is the shareholder of record. OrbiMed Israel BioFund GP Limited Partnership, or OrbiMed BioFund, is the general partner of OIP, and OrbiMed Israel GP Ltd., or OrbiMed Israel GP, is the general partner of OrbiMed BioFund. By virtue of such relationships, OrbiMed BioFund and OrbiMed Israel GP may be deemed to have voting and investment power with respect to the shares held directly by OIP and as a result, may be deemed to have beneficial ownership over such securities. OrbiMed Israel GP exercises this investment and voting power through a management committee comprised of Carl Gordon, Jonathan T. Silverstein, Nissim Darvish, Anat Naschitz and Erez Chimovits, each of whom disclaims beneficial ownership of the shares held by OIP. The address of OIP is 89 Medinat HaYehudim St., Build E, 11th Floor, Herzliya 46766 Israel.

(2) The address of Centillion Fund, Inc. is 10 Manoel Street, Castries, Saint Lucia.

(3) Represents [1,108,509] ADSs, representing [22,170,180] ordinary shares, held by Rivendell Investments 2017-9 LLC, or Rivendell, as reported by Rivendell on Schedule 13G filed with the SEC on March 26, 2021, and [23,054] ADSs, representing [461,080] Ordinary Shares, issuable upon the exercise of warrants to purchase ADSs. The percentage is calculated based upon [11,397,803] ADSs outstanding, representing [227,956,060] Ordinary Shares, and giving effect to the additional [23,054] ADSs, representing [461,080] Ordinary Shares, that would be outstanding following the exercise of the warrants held by Rivendell. Rivendell is the shareholder of record. Peter Thiel is the beneficial owner of Rivendell and has sole voting and investment power over the securities held by Rivendell. The address of Rivendell is 1209 Orange Street, Wilmington, Delaware 19801.

(4) Consists of (i) [514,495] ADSs owned directly by Dr. George, (ii) [649,550] ADSs owned by Dr. Adi Mor (Dr. George’s spouse), (iii) [33,725] options to purchase [33,725] ADSs of the Company issued directly to Dr. George, issuable upon the exercise of options, and (iv) [115,235] options to purchase [115,235] ADSs of the Company, issued to Dr. Mor, (Dr. George’s spouse).

(5) The Apeiron Group consists of (i) Apeiron SICAV Ltd. – Presight Capital Fund One, of which owns [438,993] ADSs, (ii) Apeiron Presight Capital Fund II, LP, of which owns [316,987] ADSs, and (iii) Apeiron Investment Group Ltd., of which owns [14,408] ADSs issuable upon the exercise of warrants. Each of Fabian Hansen and Christian Angermayer may be deemed to share voting and investment power with respect to the ADSs held by the Apeiron Group.

(6) Includes (i) [649,550] ADSs owned directly by Dr. Mor, (ii) [514,495] ADSs owned by Dr. George, (Dr. Mor’s spouse), (iii) [115,235] ADSs issued to Dr. Mor, issuable upon the exercise of options, and (iv) [33,725] options to purchase [33,725] ADSs of the Company issued to Dr. George, (Dr. Mor’s spouse) issuable upon the exercise of options.

(7) Includes [2,409] ADSs of the Company, and [2,596] ADSs of the Company issuable upon the exercise of options, as reported by Mr. Neil Cohen on Form 4 filed with the SEC on March 26, 2021 and April 21, 2021.

(8) Represents [12,433] ADSs of the Company issuable upon the exercise of options, as reported by Dr. Nissim Darvish on Form 3 filed with the SEC on March 25, 2021 and Form 4 filed with the SEC on April 21, 2021.

(9) Represents [2,310] ADSs of the Company issuable upon the exercise of options, as reported by Mr. Joel Maryles on Form 4 filed with the SEC on April 21, 2021.

(10) Represents [2,310] ADSs of the Company issuable upon the exercise of options, as reported by Dr. Alan Moses on Form 4 filed with the SEC on April 21, 2021.

(11) Represents [2,310] ADSs of the Company issuable upon the exercise of options, as reported by Dr. Claude Nicaise on Form 4 filed with the SEC on April 21, 2021.

(12) Represents [____] ADSs of the Company issuable upon the exercise of options, as reported by Dr. Dale Pfost on Form 3 filed with the SEC on November 4, 2021.

(13) Represents [____] ADSs of the Company issuable upon the exercise of options, as reported by Mr. Donald Marvin on Form 3 filed with the SEC on November 12, 2021.

(14) Represents [55,040] ADSs of the Company issuable upon the exercise of options, as reported by Mr. Arnon Aharon on Form 3 filed with the SEC on March 25, 2021.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the names and ages of the current directors and executive officers:

Name	Age	Positions Held
Adi Mor*	[40]	Director, Chief Scientific Officer
Nissim Darvish†	[56]	Director
Joel Maryles†	[61]	Director
Alan Moses†	[73]	Director
Claude Nicaise†	[68]	Director
Neil Cohen†	[57]	Director
Dale Pfost*	64	Director, Chief Executive Officer
Donald Marvin*	69	Chief Financial Officer, Executive Vice President and Chief Operating Officer
Arnon Aharon**	[52]	Outgoing Chief Medical Officer

*          Executive Officer
†          Independent Director
**       As previously reported, Dr. Aharon notified the Company of his resignation as Chief Medical Officer, which will be effective on February 1, 2022.

Adi Mor, Ph.D. is the co-founder of Chemomab Ltd. and served as Chemomab Ltd.’s Chief Executive Officer, Chief Scientific Officer and a member of Chemomab Ltd.’s board of directors from its formation in 2011 until the Merger, and continued to serve in those capacities for our company thereafter. Dr. Mor’s tenure as the Company’s Chief Executive Officer concluded simultaneous with the approval of Dr. Dale Pfost’s employment by the Company’s shareholders on October 25, 2021. Dr. Mor has in-depth knowledge in immunology focusing on rare diseases and broad experience in designing, developing and patenting a novel class of monoclonal antibodies to treat inflammatory and fibrotic diseases. Dr. Mor received her Ph.D. in immunology from Tel Aviv University in the Department of Neurobiochemistry in Israel and is the lead author of numerous scientific journal publications in immunology and inflammatory disorders.

Nissim Darvish, M.D., Ph.D. has served on our board of directors since March 16, 2021. Dr. Darvish is a General Partner at MeOhr Ventures, a venture capital fund. Dr. Darvish currently serves as a director of several private companies. Prior to his current position, Dr. Darvish served as a Venture Partner at OrbiMed Israel and as a member of the boards of directors of 9 Meters Biopharma Inc. and Medigus Ltd. Previously, Dr. Darvish was employed at Pitango Venture Capital, where he was a General Partner managing life sciences investments. He was also the founder and CEO of Impulse Dynamics, where he culminated in a $250 million realization event. Dr. Darvish obtained his M.D. and Ph.D. in Biophysics and Physiology from the Technion in Israel, and subsequently conducted his post-doctoral research at NIH. He has published over 100 patents and authored over 20 publications. We believe that Dr. Darvish is qualified to serve on our board of directors based on his roles on several public and private boards of directors as well as his extensive experience in investing in healthcare companies.

Joel Maryles has served on our board of directors since March 16, 2021. Mr. Maryles currently serves on the board of directors and as the Chairman of Remuneration Committee of Jefferies International Ltd., since 2016. Mr. Maryles previously served on the board of directors of Radware Ltd. (NASDAQ: RDWR), from 2014 to 2020 and from 2014 to 2016, on the board of directors of EZchip Semiconductor Ltd., which was acquired by Mellanox Technologies in 2016. From 2015 to 2018, Mr. Maryles was a Partner at OurCrowd and from 2007 to 2012, he served as a Portfolio Manager at T-Cubed Investments, which he founded. Prior to that, Mr. Maryles served as a Managing Director in the Investment Banking division of Citigroup, Israel and of Furman Selz. Mr. Maryles holds a Bachelor of Science in Mechanical Engineering from the University of Illinois and an MBA from the University of Chicago, Illinois.

Alan Moses, MD, FACP has served on our board of directors since March 16, 2021. Dr. Moses is board certified by the ABIM with subspecialty certification in Endocrinology and Metabolism and is a Fellow of the American College of Physicians. Dr. Moses currently serves on the board of directors of BioFabUSA, since 2018. Prior to that time, from 2008 to 2018, Dr. Moses served as the Global Chief Medical Officer of Novo Nordisk A/S (CPH: NOVO-B), which he joined in 2004. Dr. Moses served as a Professor of Medicine at Harvard Medical School from 2002 to 2006, and in collaboration with MIT, he co-founded and co-directed the Clinical Investigator Training Program, which focused on training physician-scientists in translational research. Dr. Moses previously served as the Senior Vice President and Chief Medical Officer of the Joslin Diabetes Center, from 1998 to 2004. Dr. Moses holds a BS from Duke University, North Carolina and an MD from Washington University School of Medicine, Missouri.

Claude Nicaise, MD has served on our board of directors since March 16, 2021. Dr. Nicaise is a physician with extensive US and international experience in clinical drug development, strategic management, worldwide regulatory strategy, pharmaceuticals, biotechnology, including clinical cancer research, infectious diseases and neuroscience. Dr. Nicaise is the owner and founder of Clinical Regulatory Services, which provides consulting services to the life science and biotechnology industry in support of all aspects of clinical and regulatory development. Dr. Nicaise currently serves on the board of directors and as the Chairman of the Compensation Committee of Sarepta Therapeutics, Inc. (NASDAQ: SRPT), since 2015, as well as on the board of directors of Mynoryx Therapeutics, since 2017. Prior to that time, from 2008 to 2014, Dr. Nicaise served as the Senior Vice President of Alexion Pharmaceuticals Inc. (NASDAQ: ALXN), and between 1984 and 2008, he held numerous senior management roles at Bristol Myers Squibb (NYSE: BMY). Dr. Nicaise holds an MD and a degree in Internal Medicine, Clinical Oncology, from Brussels University, Belgium.

Neil Cohen has served as a member of our (formerly known as Anchiano Therapeutics Ltd.) board of directors since April 2020 and served as our interim Chief Executive Officer from October 2020 until the consummation of the Merger. Mr. Cohen has served as the Chairman and Chief Executive Officer of Castel Partners Ltd. since January 2012. In 1994, he co-founded Israel Seed Partners, a leading venture capital firm, and managed the firm until 2019. Mr. Cohen has invested in and served on the boards of directors of many private technology companies, including a large number which were acquired or completed successful initial public offerings, including Compugen (Nasdaq: CGEN), Shopping.com (Nasdaq: SHOP, acquired by EBAY), Broadlight (acquired by Broadcom, Nasdaq: AVGO) and Cyota (acquired by RSA). He is a venture partner at SKY, an Israeli middle-market private equity firm, Hetz Ventures Management Ltd., an early-stage Israeli venture capital fund, and Shavit Capital. Mr. Cohen was previously the Business Editor of The Jerusalem Post and began his career in the private equity group at N M Rothschild & Sons Limited in London. Mr. Cohen received a B.A. and M.A. in Oriental Studies, with first class honors, from Oxford University.

Dr. Dale Pfost has served as our Chief Executive Officer and a member of our board of directors since October 25, 2021. Dr. Pfost has 35 years of experience as an entrepreneur, investor and business executive. Since 2019, Dr. Pfost has served as Chief Executive Officer and Chairman of the Board of Lodo Therapeutics Corporation. From 2009 until 2019, Dr. Pfost served in a variety of roles at Microbiome Therapeutics, LLC, a company which he co-founded, including as a board member and Chief Executive Officer from 2009 until 2010 and again from 2016 until 2019. From 2010 until 2019, he served as a General Partner at Advent Life Sciences. From 2013 until 2017, Dr. Pfost served in a variety of roles at Vestagen Protective Technologies, including Chairman, Executive Chairman from 2013 until 2017, and Chief Executive Officer from 2015 until 2016. Prior to that, Dr. Pfost held various executive positions at the following companies: Chief Executive Officer at Receptor Biologix Inc. (from 2008 until 2009), President, Chief Executive Officer and Chairman at Acuity Pharmaceuticals, Inc. (from 2003 until 2007), President, Chief Executive Officer and Chairman at Orchid Biosciences, Inc. (from 1996 until 2002), President, Chief Executive Officer and Managing Director at Oxford Glycosciences Ltd. (from 1988 until 1996) and Director of Robotics and Automated Chemistry Systems at Smithkline Beckman from 1984 until 1988. In addition to the foregoing, Dr. Pfost has served on the board of directors of several companies, including Bioelectronica Corp., AxoSim, Inc., JMB Companies LLC, Aura Bioscience, Louisiana BIO and CN Creative. Dr. Pfost earned his BS from the University of California, Santa Barbara, and a PhD in physics from Brown University.

Donald Marvin has served as our Chief Financial Officer, Executive Vice President and Chief Operating Officer since November 8, 2021. Mr. Marvin has more than 35 years of experience at growth enterprises in corporate finance and fundraising, strategy, corporate development, mergers and acquisitions, and operations.  Mr. Marvin served as Executive Vice President and Chief Financial Officer of Lodo Therapeutics from 2020 until 2021. He was previously Chairman, President and CEO of Concentric from 2014 to 2021. Prior to his positions at Concentric, Mr. Marvin was Managing Partner of Cairn Associates from 2006 until 2014. He was President and CEO of IdentiGEN from 2006 until 2009. Mr. Marvin was a co-founder of Orchid BioSciences, where he served as Chief Operating Officer, CFO and Senior Vice President of Corporate Development from 1997 to 2003, and President and Chief Executive Officer of Diatron Corporation from 1986 until 1994. Earlier in his career, Mr. Marvin held positions of increasing responsibility at Abbott, Boehringer Ingelheim, Bayer, and PepsiCo. Mr. Marvin earned a Bachelor of Science degree from The Ohio State University and an MBA from Iona College.

Arnon Aharon served as Chemomab Ltd.’s Chief Medical Officer from January 2018 until the Merger and continued in that capacity for our company following the Merger. On November 29, 2021, Dr. Aharon notified us of his resignation as our Chief Medical Officer, which resignation will enter into effect on February 1, 2022. Prior to his position with Chemomab, Dr. Aharon served as Chemomab’s Head of Clinical Development from December 2016 to December 2017. Prior to joining Chemomab, from January 2014 to November 2016, Dr. Aharon served as Chief Medical Officer at BioLineRx Ltd., a company listed on Nasdaq and The Tel Aviv Stock Exchange, where he directed the oncology and immunology pipeline. Dr. Aharon also served at multiple senior management positions at biotechnology companies, including Pharmos Ltd., a company listed on Nasdaq and The Tel Aviv Stock Exchange, Thrombotech Ltd., and LycoRed Ltd. Dr. Aharon is a member of several industry advisory groups and provides consulting services to biotechnology companies and academic institutions. Dr. Aharon received his M.D. from the University of Tel Aviv in Israel.

Composition of the Board of Directors

The members of our board of directors are appointed to three staggered director classes, which are as follows:

•	Class I consists of Nissim Darvish and Joel Maryles, each with a term expiring at the 2022 annual meeting of shareholders.

•	Class II consists of Neil Cohen and Claude Nicaise, each with a term expiring at the 2023 annual meeting of shareholders.

•	Class III consists of Adi Mor, Alan Moses and Dale Pfost, each with a term expiring at the 2024 annual meeting of shareholders.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of management or a change of control of our company.

Director Independence

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that each of the directors is independent as defined under Nasdaq listing standards, with the exception of Dr. Mor and Dr. Pfost. Our board of directors also determined that Nissim Darvish and Neil Cohen, who comprise the compensation committee and Neil Cohen and Joel Maryles, who comprise the corporate governance and nominating committee, all satisfy the independence standards for such committees established by the SEC and Nasdaq listing standards, as applicable. With respect to the Audit Committee, our board of directors has determined that Joel Maryles, Alan Moses and Claude Nicaise satisfy the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC and Nasdaq listing standards, as applicable, and that Joel Maryles is a financial expert under the rules of the SEC. The board of directors considered the relationships between such directors and certain of the investors of the Registrant and determined that such relationships did not affect such directors’ independence under the standards of Nasdaq, or, where applicable, under SEC rules.

There are no family relationships among any of our directors or executive officers.

Committees of the Board of Directors

Our board of directors has established the following committees. Each committee operates in accordance with a written charter that sets forth the committee’s structure, operations, membership requirements, responsibilities and authority to engage advisors, each of which has been posted in the “Investor Relations” section of Chemomab’s website accessible at www.chemomab.com.

Audit Committee

Under the Companies Law, the Exchange Act and Nasdaq rules, we are required to establish an Audit Committee.

The responsibilities of an Audit Committee under the Companies Law include identifying and addressing flaws in the business management of the company, reviewing and approving related party transactions, establishing whistleblower procedures, overseeing the company’s internal audit system and the performance of its internal auditor, and assessing the scope of the work and recommending the fees of the company’s independent accounting firm. In addition, the Audit Committee is required to determine whether certain related party actions and transactions are “material” or “extraordinary” for the purpose of the requisite approval procedures under the Companies Law and to establish procedures for considering proposed transactions with a controlling shareholder.

In accordance with U.S. law and Nasdaq requirements, our Audit Committee is also responsible for the appointment, compensation and oversight of the work of our independent auditors and for assisting our board of directors in monitoring our financial statements, the effectiveness of our internal controls and our compliance with legal and regulatory requirements.

Under the Companies Law and related regulations, the Audit Committee must consist of at least three directors who meet certain independence criteria. Under the Nasdaq rules, we are required to maintain an Audit Committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise. Each of the members of the Audit Committee is required to be “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

The members of the audit committee are Joel Maryles, Alan Moses and Claude Nicaise. Joel Maryles is the chairperson of the audit committee and is a financial expert under the rules of the SEC. Our board of directors has concluded that the composition of the audit committee meets the requirements for independence under the rules and regulations of Nasdaq and the SEC.

Compensation Committee

Under both the Companies Law and Nasdaq rules, we are required to establish a Compensation Committee.

The responsibilities of a Compensation Committee under the Companies Law include recommending to the board of directors, for ultimate shareholder approval by a special majority, a policy governing the compensation of directors and officers based on specified criteria, reviewing modifications to and implementing such compensation policy from time to time, and approving the actual compensation terms of directors and officers prior to approval by the board of directors.

In accordance with U.S. law and Nasdaq requirements, our Compensation Committee is also responsible for the appointment, compensation and oversight of the work of any compensation consultant, independent legal counsel and other advisors retained by the Compensation Committee.

The Companies Law and related regulations require the appointment of a Compensation Committee that complies with the requirements of Nasdaq. Under Nasdaq rules, we are required to maintain a Compensation Committee consisting of at least two independent directors; each of the members of the Compensation Committee is required to be independent under Nasdaq rules relating to Compensation Committee members, which are different from the general test for independence of board and committee members. The members of the compensation committee are Nissim Darvish and Neil Cohen. Nissim Darvish is the chairperson of the compensation committee. Our board of directors has determined that each member of the compensation committee is independent within the meaning of the independent director guidelines of Nasdaq and under Rule 10C-1 under the Exchange Act.

Corporate Governance and Nominating Committee

We have established a Corporate Governance and Nominating Committee, responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning corporate governance matters. Under the Companies Law, nominations for director may also, under certain circumstances, be made by shareholders in accordance with the conditions prescribed by applicable law and our articles of association. The members of the corporate governance and nominating committee are Neil Cohen and Joel Maryles. Neil Cohen is the chairperson of the corporate governance and nominating committee. Our board of directors has determined that each member of the corporate governance and nominating committee is independent within the meaning of the independent director guidelines of Nasdaq.

Internal Auditor

Under the Companies Law, the board of directors is required to appoint an internal auditor recommended by the Audit Committee. The role of the internal auditor is to examine, among other things, whether the company’s actions comply with applicable law and proper business procedures. The internal auditor may not be an interested party, a director or an officer of the company, or a relative of any of the foregoing, nor may the internal auditor be our independent accountant or a representative thereof. Grant Thornton Israel currently serves as our internal auditor.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our ADSs to file with the SEC reports regarding their ownership and changes in ownership of our equity securities. We believe that all Section 16 filings requirements were met by our officers and directors during the fiscal year ended December 31, 2021.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to conflicts of interest. All of our employees and directors are bound by this Code of Business Conduct and Ethics. Violations of our Code of Business Conduct and Ethics may be reported to the Audit Committee. The Code of Business Conduct and Ethics includes provisions applicable to all of our employees, including senior financial officers and members of our Board of Directors and is posted on our website. We intend to post amendments to or waivers from any such Code of Business Conduct and Ethics.

Certain Related Transactions and Relationships

Under the Companies Law, a related party transaction in which an “office holder” has a personal interest may be approved only if it is for the benefit of the company. An office holder is defined in the Companies Law as a director, a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, and any other manager directly subordinate to the general manager. A transaction that is not an extraordinary transaction in which an office holder has a personal interest requires the approval of the board of directors, unless the articles of association of the company provide otherwise. If the transaction is an extraordinary transaction, it must be approved by the audit committee and the board of directors, and, under certain circumstances, by the shareholders of the company. An “extraordinary transaction” is a transaction other than in the ordinary course of business, other than on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities.

Pursuant to the Companies Law, extraordinary transactions in which a controlling shareholder has a personal interest require the approval of the audit committee, or the compensation committee if the transaction is in connection with employment or service with the company, the board of directors and the shareholders of the company. The shareholder approval must be by a simple majority of all votes cast, provided that (i) such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against such transaction does not exceed 2% of the total voting rights in the company.

               In most cases, the Companies Law prohibits any director who has a personal interest in a transaction from being present for the discussion or voting pertaining to such transaction in the audit committee or board of directors. Nevertheless, a director who has a personal interest may be present at the meeting and vote on the matter if a majority of the directors or members of the audit committee have a personal interest in the approval of such transaction; in this case, however, the transaction also requires shareholder approval.

EXECUTIVE COMPENSATION

Chemomab Executive Compensation

The aggregate amounts of salaries, consulting and director fees, pension, retirement and other similar benefits, and share-based compensation, that were payable to Chemomab Ltd.’s executive officers and directors and/or to their respective affiliates in respect of employment, consulting and directorship agreements and arrangements (which includes other amounts described in the “Director and Officer Compensation” section of Amendment No. 1 to the Registration Statement on Form S-4, filed with the SEC on February 10, 2021 and which is incorporated by reference herein) during the year ended December 31, 2020 is set forth in the below table. The table does not include any amounts that Chemomab paid to reimburse any of such persons for costs incurred in providing it with services during that period.

(in thousands)	Salary, Fees and Related Benefits	Pension, Retirement and Other Similar Benefits	Share Based Compensation
All directors and senior management as a group, consisting of 6 persons	$671	$78	$91

Chemomab compensates its directors and senior management team in accordance with the recommendation of its compensation committee and, generally, subject to the approval of our board of directors and shareholders. That compensation will generally need to be consistent with the terms of our compensation policy, which will require periodic approval, in accordance with the requirements of the Companies Law.

On March 15, 2021, our shareholders approved an amendment to the compensation terms of our current and future directors, and related amendments to our compensation policy, which went effective on March 16, 2021. Additionally, at our annual general meeting that took place on July 19, 2021, our shareholders approved an updated compensation policy for executive officers and directors, in accordance with the terms set forth below.

Cash Compensation

Our directors are entitled to certain cash fee amounts annually in respect of each of board service and board committee service. The amendment sets maximum director cash fee levels higher under the compensation policy than what we will pay to the board members in practice, in order to maintain flexibility under the compensation policy in the event that we desire to increase the fees at a later time. Any such increase in cash fees for the directors will require shareholder approval pursuant to the requirements of the Companies Law.

	Actual Cash Fees Paid	Cash Fee Upper Limit Under the Proposed Compensation Policy
Annual Cash Fees:
Each board member, other than the Chairman of the Board	$35,000	$50,000
Chairman of the Board*	$65,000	$100,000
	(in addition to this amount, the Chairman may receive annual fees for board committee service)	(this maximum cannot be exceeded even after including any additional fees payable for board committee service)
Annual Fees for Board Committee Service:
Committee Chairpersons:
Audit Committee	$15,000	$15,000
Compensation Committee	$10,000	$15,000
Nominating / Governance Committee	$8,000	$15,000
Other Committee Members:
Audit Committee	$7,500	$7,500
Compensation Committee	$5,000	$7,500
Nominating / Governance Committee	$4,000	$7,500

* Such additional cash compensation will not apply to Dr. Dale Pfost in the event the shareholders of the Company approve his appointment to the position of Chairman of the Board of Directors at the special meeting of the shareholders to be held on [February 10], 2022.

Equity Compensation

The amendment to the compensation policy implements terms for actual equity compensation that will be granted to directors on a regular basis. We believe this will better ensure the tying of the performance of the Company to the compensation of its directors. As with the cash fee program for directors, the maximum director equity grant levels are anticipated to be higher under the compensation policy than what we will grant to the board members in practice, in order to maintain flexibility under the policy in the event that we desire to increase the amount of the equity grant at a later time. Any such increase in equity grant amounts for the directors will anyway be subject to the shareholder approval requirements under the Companies Law. The following is the equity grant levels for directors:

	Actual Equity Grant Level for Directors	Equity Grant Upper Limit Under the Compensation Policy
Initial Option Grant (upon initial election to the board of directors):
Each board member, other than the Chairman of the Board:	0.1%	0.4%
Chairman of the Board*	0.2%	1.0%
Annual Option Grant (first annual grant to be allocated one year following the initial grant):
Each board member, other than the Chairman of the Board:	0.05%	0.4%
Chairman of the Board	0.1%	1.0%

* Such additional equity compensation will not apply to Dr. Dale Pfost in the event the shareholders of the Company approve his appointment to the position of Chairman of the Board of Directors at the special meeting of the shareholders to be held on [February 10], 2022.

Employment Agreements

Employment Agreement with Dr. Adi Mor, our Chief Scientific Officer (and former Chief Executive Officer)

Under the employment agreement, dated April 25, 2013, as amended (most recently as of July 2021) that Chemomab Ltd. entered into with its then-Chief Executive Officer (currently Chief Scientific Officer), Dr. Adi Mor (which contract was assumed by our company as a result of the consummation of the Merger), Dr. Mor is entitled to a gross monthly salary of NIS 52,500 (approximately $16,150). Dr. Mor is also entitled to an annual performance bonus in the aggregate amount of $75,000, subject to her meeting certain performance milestones, as to be determined by our board of directors on an annual basis. Besides base salary and bonus, Dr. Mor receives under the agreement other benefits that are provided for by Israeli law or that are customary for senior executives in Israel, including reimbursement for reasonable expenses incurred in connection with her services, and the right to use (including certain related fixed and variable costs in respect of) a leased car and a cellular phone. In lieu of a leased car, Dr. Mor may elect to receive a monthly car allowance payment. Dr. Mor is furthermore entitled to company contributions equivalent to 8.33%, 2.5%, and 5% of her gross monthly salary towards certain severance, disability and tax-advantaged savings funds (known as a manager’s insurance policy), respectively. Dr. Mor also contributes 5.5% of her gross monthly salary towards the manager’s insurance policy. The employment engagement is terminable by either party upon 60 days prior written notice, and contains customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. As required under Israeli law, the terms of Dr. Mor’s engagement with Chemomab Ltd. were approved by Chemomab Ltd.’s board of directors and shareholders.

Dr. Mor has been granted, pursuant to her employment agreement, an aggregate of 10,239 options to purchase Chemomab Ltd. shares, of which 8,959 have vested or will vest within 60 days of September 11, 2021, under Chemomab Ltd.’s share option and incentive plan (which was assumed by our company in the Merger). The options were converted to Chemomab options based on the exchange ratio in the merger agreement for the Merger (the “Merger Agreement”), with a reciprocal adjustment to exercise price.

At the annual meeting of our shareholders that took place on July 19, 2021, our shareholders approved an amendment to Dr. Mor’s compensation, pursuant to which Dr. Mor will receive: (a) an annual base salary of $249,000; (b) certain social benefits, including keren hishtalmut (advanced study fund); (c) car and car related expenses; (d) a target annual gross cash bonus of $100,000 that can be achieved pursuant to certain pre-determined objectives according to the discretion of the board of directors; and (e) a one-time cash bonus in the aggregate gross amount of $90,000 in connection with Dr. Mor’s contribution to the consummation of the Merger and recent financing transaction.

Employment Agreement with Dr. Dale Pfost, our Chief Executive Officer

On September 1, 2021, the Company’s board of directors approved the appointment of Dr. Dale Pfost as Chief Executive Officer of the Company, and on October 25, 2021, the shareholders of the Company approved the terms of employment of Dr. Pfost, pursuant to an Executive Employment Agreement entered into between Dr. Pfost and Chemomab Therapeutics Inc., the Company’s wholly owned subsidiary. In accordance with terms of Dr. Pfost’s employment agreement, Dr. Pfost receives: (i) an annual base salary of $600,000 (the “Base Salary”); (ii) an initial target annual cash incentive bonus of 50% of the Base Salary and an additional potential bonus of 10% of the Base Salary based on Dr. Pfost’s achievement of certain predetermined goals, which shall be determined at the discretion of the Company’s board of directors; (iii) options to purchase  459,353 ADSs of the Company (the ‘Options”), constituting 3.5% of the outstanding and issued ADSs of the Company (on a fully diluted basis) which will vest over a period of four (4) years with one quarter (1/4) of the Options vesting on the first anniversary of the grant date and the remainder in equal amounts over the ensuing 36 monthly periods, unless such options have been cancelled in accordance with the terms and conditions of the 2015 Plan (as defined below); (iv) a one-time signing bonus in an amount of $80,000; (v) a one-time bonus in an amount of $80,000 upon the establishment of a new office in the United State and Dr. Pfost’s domiciling in the location of the new office, which will be payable within 15 days of such domiciling; (vi) 25 days of Paid Time Off per year, capped at 50 days of accrued PTO; and (vii) certain severance benefits payable in the event that the Company terminates Dr. Pfost’s employment without Cause, provided that the total amount of the cash portion of severance benefits will not exceed two hundred percent (200%) of Dr. Pfost’s annual base salary at the rate in effect on the date of termination.

Additionally, in the event of termination of Dr. Pfost’s employment without Cause as the result of a merger or sale of all or substantially all of the Company’s capital stock or assets, (i.e. a change in control of the Company), vesting of all unvested Options will accelerate and all unvested Options will immediately vest and become exercisable. Furthermore, in the event of termination of Dr. Pfost’s employment without Cause, other than as a result of a merger or sale of all or substantially all of the Company’s capital stock or assets (i.e. a change in control of the Company) or if Dr. Pfost terminates his employment for Good Reason: (a) any time-based Options then outstanding and due to vest on the twelve (12) month anniversary of Dr. Pfost’s employment commencement date will accelerate and become exercisable if Dr. Pfost has been employed by the Company at such time for six (6) months or more but less than twelve (12) months; and (b) all time-based Options then outstanding will accelerate and become exercisable if Dr. Pfost has been employed by the Company at such time for twelve (12) months or longer.

Employment Agreement with Mr. Donald Marvin, our Chief Financial Officer, Executive Vice President and Chief Operating Officer

On November 8, 2021, Chemomab Therapeutics Inc. entered into an Executive Employment Agreement with Mr. Donald Marvin. In accordance with his employment agreement, Mr. Marvin receives an annual base salary of $460,000, and will be part of the Company’s bonus program with a yearly bonus potential of 45% of his base annual base salary, which bonus will be based on the achievement of mutually agreeable objectives to be determined by Mr. Marvin and the Chief Executive Officer of the Company. Additionally, Mr. Marvin receives (i) 1.5% of the outstanding equity of the Company, which exercise price is based on the average of Company’s ADS market value over the 30 calendar days preceding November 8, 2021, and vesting over four years, (ii) an additional 0.5% of the outstanding equity of the Company for the achievement of strategic goals as agreed upon with the Compensation Committee and approved by the Board of Directors, (iii) a $25,000 signing bonus, and (iv) a 12-month initial severance package, which will increase by one month every two years that Mr. Marvin is employed by the Company, provided however that such amount does not exceed 18 months.

Share Incentive Plans

We maintain (i) the 2011 Share Option Plan (the “2011 Plan”), (ii) the 2017 Equity-Based Incentive Plan (the “2017 Plan”) and (iii) the Chemomab Ltd. 2015 Share Incentive Plan (the “2015 Plan”),  which was assumed by our company from Chemomab Ltd. upon the effectiveness of the Merger. At that time, outstanding options under the 2015 Plan became exercisable for such number of ADSs of our company (formerly known as Anchiano Therapeutics Ltd.) as was determined based on the exchange ratio in the Merger Agreement, with a reciprocal adjustment to exercise price. As of [January 4], 2022, a total of [1,422,153] of our ADSs were reserved for issuance under the 2015 Plan, of which [67,064] ADSs had been issued pursuant to previous exercises options, and 643,840 ADSs were issuable under outstanding options. Of such outstanding options, options to purchase [381,531] ADSs had vested and were exercisable as of that date, with a weighted average exercise price of $[2.17] per ADS.

2011 Plan

On December 19, 2011, our board of directors adopted 2011 Plan to allocate options to purchase our ordinary shares to our directors, officers, employees and consultants, and those of our affiliated companies (as such term is defined under the 2011 Plan), or the Grantees. The 2011 Plan is administered by our board of directors or a committee that was designated by our board of directors for such purpose (the “Administrator”).

Under the 2011 Plan, we may grant options to purchase ordinary shares (“Options”), under four tracks: (i) Approved 102 capital gains Options through a trustee, which was approved by the Israeli Tax Authority in accordance with Section 102(a) of the Israeli Income Tax Ordinance (“ITO”), and granted under the tax track set forth in Section 102(b)(2) of the ITO, or the Approved 102 Capital Gains Options. The holding period under this tax track is 24 months from the date of allocation of Options to the trustee or such period as may be determined in any amendment of Section 102 of the ITO, or any applicable tax ruling or guidelines; (ii) Approved 102 Earned Income Options through a trustee, granted under the tax track set forth is Section 102(b)(1) of the ITO, or the Approved 102 Earned Income Options. The holding period under this tax track is 12 months from the date of allocation of Options to the trustee or such period as may be determined in any amendment of Section 102 of the ITO; (iii) Unapproved 102 Options (the Options will not be allocated through a trustee and will not be subject to a holding period), or the Unapproved 102 Options; and (iv) 3(i) Options (the Options will not be subject to a holding period). These Options shall be subject to taxation pursuant to Section 3(i) of the ITO, or Section 3(i).

Options pursuant to the first three tax tracks (under Section 102 of the ITO) can be granted to our employees and directors and the grant of Options under Section 3(i) can be granted to our consultants and controlling shareholders (a controlling shareholder is defined under the Section 102 of the ITO is a person who holds, directly or indirectly, alone or together with a “relative,” (i) the right to at least 10% of the company’s issued capital or 10% of the voting power; (ii) the right to hold at least 10% of the company’s issued capital or 10% of the voting power, or the right to purchase such rights; (iii) the right to receive at least 10% of the company’s profits; or (iv) the right to appoint a company’s director). Grantees who are not Israeli residents may be granted options that are subject to the applicable tax laws in their respective jurisdictions.

We determine, in our sole discretion, under which of the first three tax tracks above the Options are granted and we notify the Grantee in a grant letter, as to the elected tax track. As mentioned above, consultants and controlling shareholders can only be granted Section 3(i) Options.

The number of ordinary shares authorized to be issued under the 2011 Plan will be proportionately adjusted for any increase or decrease in the number of ordinary shares issued as a result of a distribution of bonus shares, change in our capitalization (split, combination, reclassification of the shares or other capital change), or issuance of rights to purchase ordinary shares or payment of a dividend. We will not allocate fractions of ordinary shares and the number of ordinary shares shall be rounded up to the closest number of ordinary shares.

Unless otherwise determined by the Administrator, the exercise price of an Option granted under the 2011 Plan will be the average of the market price of the Company’s ordinary shares during the 22 business days prior to the date on which our board of directors authorized the grant of Options; provided, however, that such exercise price cannot be lower than the market price at the close of the trading day at which it was granted by our board of directors. The exercise price will be specified in the grant letter every Grantee received from us in which the Grantee notifies of the decision to grant him/her Options under the 2011 Plan.

Unless otherwise determined by the Administrator, the Options granted under the Plan will become vested and may be exercised in 16 equal portions of 6.25% of the total number of Options, at the end of each quarter following the day the Options were granted. Unless otherwise determined by our board of directors, the Options may be exercised for ten years following the date of grant, unless terminated earlier, and as long as the Grantee is employed by the Company (or by an affiliated company), or provides service to the Company (or an affiliated company).

The Administrator may, in its absolute discretion, accelerate the time at which Options granted under the 2011 Plan or any portion of which will vest.

Unless otherwise determined by the Administrator, in the event that the Grantee’s employment was terminated, not for Cause (as defined in the 2011 Plan), the Grantee may exercise that portion of the Options that had vested as of the date of such termination until the end of the specified term in the grant letter or the 2011 Plan. The portion of the Options that had not vested at such date, will be forfeited and can be re-granted according to the terms of the 2011 Plan.

2017 Plan

On February 22, 2017, our board of directors adopted the 2017 Plan to allocate a variety of share-based awards to our directors, officers, employees, consultants, advisors and service providers, and those of our affiliates (companies that control us, are controlled by us or are under common control with us) (the “Participants”). The 2017 Plan is currently administered by our board of directors, and may be administered by a committee designated by our board of directors for such purpose.

Under the 2017 Plan, we may grant options to purchase ordinary shares or ADSs, restricted shares or ADSs, restricted share units and other awards based on our ordinary shares, all of which are referred to as Awards. We may grant Awards under the same four tracks as described above with respect to the 2011 Plan, subject to the same conditions as apply for the 2011 Plan. In addition, we may grant incentive stock options and nonqualified stock options to Participants who are residents of the United States, and we may grant awards to Participants who are residents of other countries that comply with the laws of those jurisdictions.

The number of ordinary shares authorized to be issued under the 2017 Plan will be proportionately adjusted for any increase or decrease in the number of ordinary shares issued as a result of a distribution of bonus shares, change in our capitalization (split, combination, reclassification of the shares or other capital change), issuance of rights to purchase ordinary shares or payment of a dividend. We will not allocate fractions of ordinary shares and the number of ordinary shares shall be rounded down to the closest number of ordinary shares.

In the event of a (i) merger, consolidation, amalgamation or the like with or into another corporation, (ii) an acquisition (including an exchange) of all or substantially all of our ordinary shares, (iii) the sale of all or substantially all of our assets, or (iv) any other event determined by the Administrator to have a similar impact, then – unless otherwise determined by our board of directors in its sole and absolute discretion – any Award then outstanding will be assumed or an equivalent Award shall be substituted by the successor corporation, under substantially the same terms as the Award.

The exercise price of an option granted under the 2017 Plan will, in general, be no less than the fair market value of the Company’s ordinary shares on the date of grant, subject to any minimum exercise price prescribed by law. The Administrator determines the vesting provisions for each Award and may, in its sole discretion, accelerate the time at which options granted under the 2017 Plan will vest. Unless otherwise determined by the Administrator, options may be exercised for ten years (five years in the case of an incentive stock option granted to a 10% shareholder), and as long as the Participant is employed by the Company (or by an affiliated company) or provides services to the Company (or an affiliated company). If a Participant’s employment is terminated, other than for cause, the Participant may generally exercise vested options for a limited period following termination.

In accordance with the terms of the 2017 Plan, on January 1 of each calendar year during the term of the 2017 Plan, the number of shares available for issuance under the 2017 Plan shall be increased by 4% of the total number of company shares outstanding on December 31 of the immediately preceding calendar year, or such lesser number as shall be determined by the administrator of the plan, subject to adjustments required for recapitalization events.

2015 Plan

In November 2015, Chemomab Ltd.’s board of directors adopted, and its shareholders subsequently approved, the 2015 Plan. The 2015 Plan provides for the grant of options, restricted shares, restricted share units and other share-based awards to Chemomab Ltd.’s (following the Merger, the Company’s or Chemomab’s) and its subsidiaries’ and affiliates’ directors, employees, officers, consultants, advisors, and any other person whose services are considered valuable to Chemomab or its affiliates. Any such grants are intended to incentivize the foregoing persons to continue as service providers, to increase their efforts on Chemomab’s behalf or on behalf of its subsidiaries or affiliates, and to promote the success of its business.

The 2015 Plan is administered by Chemomab’s board of directors or by a committee designated by the board of directors, which determines, subject to Israeli law, the grantees of awards and the terms of the grant, including, exercise prices, vesting schedules, acceleration of vesting and the other matters necessary in the administration of the 2015 Plan. The 2015 Plan enables Chemomab to issue awards under various tax regimes, including, without limitation, pursuant to Section 102 of the Israeli Income Tax Ordinance, or the Ordinance, and under Section 3(i) of the Ordinance and Section 422 of the United States Internal Revenue Code of 1986, as amended, or the Code.

The 2015 Plan provides that options granted to Chemomab’s employees, directors and officers who are not controlling shareholders and who are considered Israeli residents are intended to qualify for special tax treatment under the “capital gain track” provisions of Section 102(b) of the Ordinance. Chemomab’s Israeli non-employee service providers and controlling shareholders may only be granted options under Section 3(i) of the Ordinance, which does not provide for similar tax benefits.

Options granted under the 2015 Plan to U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified. The exercise price for “incentive stock options” must not be less than the fair market value on the date on which an option is granted, or 110% of the fair market value if the option holder holds more than 10% of Chemomab’s share capital.

Options and other awards granted under the 2015 Plan generally vest over four years commencing on the date of grant, such that 25% vests on the first anniversary of the date of grant and an additional 6.25% vests at the end of each subsequent calendar quarter over the course of the next three years, provided that the participant remains continuously employed or engaged by Chemomab.

Options, other than certain incentive share options, that are not exercised within ten years from the grant date expire, unless otherwise determined by Chemomab’s board of directors or its designated committee, as applicable. Share options that qualify as “incentive stock options” and are granted to a person holding more than 10% of Chemomab’s voting power will expire within five years from the date of the grant. In the event of the death of a grantee while employed by or performing service for Chemomab or its subsidiary or within three months after the date of the employee’s termination, or the termination of a grantee’s employment or services for reasons of disability, the grantee, or in the case of death, his or her legal successor, may exercise options or other awards that have vested prior to termination within a period of one year from the date of disability or death. If Chemomab terminates a grantee’s employment or service for cause, all of the grantee’s vested and unvested options or other awards will expire on the date of termination. If a grantee’s employment or service is terminated for any other reason, the grantee may generally exercise his or her vested options or other award within three months of the date of termination. Any expired or unvested options return to the pool and become available for reissuance. From time to time, Chemomab may consider issuing options with slightly different terms or accelerating, extending or otherwise modifying options in accordance with applicable law and regulation and the terms of the 2015 Plan.

In the event of a merger or consolidation of Chemomab, or a sale of all, or substantially all, of Chemomab’s shares or assets or other transaction having a similar effect on Chemomab, then without the consent of the option holder, Chemomab’s board of directors or its designated committee, as applicable, may, but is not required, to (i) cause any outstanding award to be assumed or an equivalent award to be substituted by such successor corporation, or (ii) in case the successor corporation does not assume or substitute the award (a) provide the grantee with the option to exercise the award as to all or part of the shares or (b) cancel the options and pay in cash an amount determined by the board of directors or the committee as fair in the circumstances. Notwithstanding the foregoing, Chemomab’s board of directors or its designated committee may upon such event amend, modify or terminate the terms of any award, including conferring the right to purchase any other security or asset that the board of directors or the committee shall deem, in good faith, appropriate.

The 2015 plan was assumed by our company from Chemomab Ltd. upon the effectiveness of the Merger.

Compensation Committee Interlocks and Insider Participation

Each member of the compensation committee of the Company is an “outside” director as that term is defined in Section 162 (m) of the Internal Revenue Code of 1986, as amended, a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of the Nasdaq. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

PROPOSAL:

APPROVAL OF THE APPOINTMENT OF DR. DALE PFOST, CHIEF EXECUTIVE OFFICER AND
CLASS III DIRECTOR OF THE COMPANY, TO THE POSITION OF CHAIRMAN OF THE BOARD OF
DIRECTORS OF THE COMPANY

Background

The Israeli Companies Law, 5759-1999 (the “Companies Law”), provides that the chairman of the board of directors of a public company may only serve as the chief executive officer of the same company if such appointment is approved by the nominating committee and board of directors, and subsequently ratified and approved by the company’s shareholders, subject to the Special Majority requirements that are detailed above in the What are the Voting Requirements to Approve the Proposals section, in that order. Under the Companies Law as currently in effect, such ratification and approval by shareholders is valid for a period not to exceed three years from the date of the shareholders’ meeting in which such appointment was ratified and approved.

At this stage of the Company’s growth and in the market’s evolution, the nominating and governance committee and the independent members of the Board believe that combining the roles of Chairman of the Board and Chief Executive Officer, leverages Dr. Dale Pfost’s unique experience to promote better alignment of strategic development and execution, clearer accountability for success or failure and increased responsiveness to changing market dynamics. Furthermore, the nominating and governance committee and the Board believe that the combination of the Chairman of the Board and Chief Executive Officer positions will not impede the Board’s independent and effective oversight. Five of the seven members of the Board are independent under Nasdaq corporate governance rules, and all of the Board’s committees are comprised solely of independent directors and exclude Dr. Pfost. In addition, Dr. Pfost will not receive any additional compensation from the Company for serving as Chairman of the Board.

 Proposed Resolution

We are proposing that our shareholders adopt the following resolution at the Meeting:

“RESOLVED, to approve the appointment of Dr. Dale Pfost to the position of Chairman of the Board of Directors of Chemomab Therapeutics Ltd. for the three-year period permitted under the Companies Law and the regulations promulgated under the Companies Law, as in effect from time to time.”

Required Vote

Please see “What are the Voting Requirements to Approve the Proposals?” above. As described therein, in addition to approval by an ordinary majority, the proposal requires approval by a special majority in order to be duly approved under the Companies Law.

Board Recommendation

Our Board of Directors recommends a vote FOR the proposal included in the proposal.

ANNUAL REPORT AND RELATED REPORTS TO SHAREHOLDERS

Both our (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 9, 2021 (the “Annual Report”) and (ii) Current Report on Form 8-K/A, filed with the SEC on April 14, 2021 (the “8-K”), which provides additional information about us, including substantive information related to Chemomab Ltd., the operating company acquired by us in connection with the Merger, will be distributed to all shareholders entitled to vote along with the proxy materials. Additional copies of our Annual Report and the 8-K are available on the Internet at http://www.sec.gov and http://www.chemomab.com and are also available in paper form without charge upon written request to Chemomab Therapeutics Ltd., Kiryat Atidim, Building 7, Tel-Aviv, Israel 6158002.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are shareholders of our Company will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once a shareholder has received notice from its broker that it will be “householding” communications to such shareholder’s address, “householding” will continue until such shareholder is notified otherwise or until such shareholder notifies its broker or us that it no longer wishes to participate in “householding.” If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive a separate proxy statement and annual report (for annual meetings) in the future, such shareholders may (1) notify its broker or (2) direct its written request to: Chemomab Therapeutics Ltd., Kiryat Atidim, Building 7, Tel-Aviv, Israel 6158002. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to such shareholders at a sharedaddress to which a single copy of the documents was delivered.

OTHER INFORMATION

Other Matters

The board of directors currently knows of no other business to be transacted at the Special Meeting, other than as set forth in the Notice of Special General Meeting of Shareholders; but, if any other matter is properly presented at the Special Meeting, the persons named in the enclosed form of proxy will vote upon such matters in accordance with their best judgment.

Where to Find More Information

Our reports on Forms 10-K, 8-K and formerly on Forms 20-F and 6-K and all amendments to those reports are available without charge through our website, www.chemomab.com, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our Code of Business Conduct and Code of Ethics, and our Committee Charters are also available at our website address mentioned   above. The content of our website, however, is not part of this proxy statement. You may request a copy of our SEC filings, as well as the foregoing corporate documents, at no cost to you, by writing to the Company address appearing in this proxy statement or by calling us at +972- 773310156.

Our SEC filings and submissions are also available to the public from commercial document retrieval services and at the Internet at http://www.sec.gov.

Special General Meeting of	Special General Meeting of Chemomab Therapeutics Ltd.
Chemomab Therapeutics Ltd.	to be held on [February 10], 2022
For Holders as of [January 4], 2022
Date: [February 10], 2022
See Voting Instruction On Reverse Side.
Please make your marks like this: ☒ Use pen only

	For	Against	Abstain

     ● Mark, sign and date your Voting Instruction Form.
     ● Detach your Voting Instruction Form.
     ● Return your Voting Instruction Form in the postage-paid envelope provided.

All votes must be received by 12:00 p.m. EST, on [February 2], 2022.

PROXY TABULATOR FOR
CHEMOMAB THERAPEUTICS LTD.
P.O. BOX 8016
CARY, NC 27512-9903

1.	To approve the appointment of Dr. Dale Pfost, Chief Executive Officer and Class III director of the Company, to the position of Chairman of the Board of Directors of the Company; ☐	☐	☐
	Yes	No
a.
I hereby confirm that I am NOT a controlling shareholder and I do NOT have a conflict of interest (referred to as a “personal interest” under the Israeli Companies Law) in the approval of the proposal.
	☐	☐

(Please note: Please check “Yes” to confirm that you are not a controlling shareholder and lack a conflict of interest in the approval of the proposal. If you do not mark either Yes or No, your shares will not be voted on the proposal).

EVENT #

CLIENT #
Authorized Signatures - This section must be
completed for your instructions to be executed.

	Please Sign Here		Please Date Above

	Please Sign Here		Please Date Above

Chemomab Therapeutics Ltd. Instructions to The Bank of New York Mellon, as Depositary (Must be received prior to 12:00 p.m. EST on [February 2], 2022)

The undersigned registered owner of American Depositary Shares hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of Ordinary Shares or other Deposited Securities represented by such American Depositary Shares of Chemomab Therapeutics Ltd. registered in the name of the undersigned on the books of the Depositary as of the close of business on [January 4], 2022 at the Special General Meeting of the Shareholders of Chemomab Therapeutics Ltd. to be held on [February 10], 2022 or any postponement or adjournment thereof in respect of the resolutions specified on the reverse.

NOTES:
1. Please direct the Depositary how it is to vote by placing an “X” in the appropriate box opposite each agenda item.